Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: +1.202.637.2200 Fax: +1.202.637.2201
www.lw.com

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March 30, 2026

Amphenol Technologies Holding GmbH

Häußer-Strasse 10

74080 Heilbronn, Germany

Re: Amphenol Technologies Holding GmbH

To the addressee set forth above:

We have acted as special U.S. counsel to Amphenol Technologies Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) registered in Stuttgart, Germany under company number HRB 104157 and having its registered office at August-Häußer-Strasse 10, 74080 Heilbronn, Germany (the “Company”), in connection with the issuance of €500 million aggregate principal amount of the Company’s 3.625% Senior Notes due 2031 (the “Notes”) and the guarantee of the Notes (the “Guarantee”) by Amphenol Corporation, a Delaware corporation and the indirect parent of the Company (the “Guarantor”), under an indenture, dated as of the date hereof, by and among U.S. Bank Trust Company, National Association, as trustee, the Company, and the Guarantor (the “Base Indenture”) and an officers’ certificate, dated March 30, 2026, setting forth the terms of the Notes and the Guarantee (the “Officers’ Certificate” and, together with the Base Indenture, the “Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2026 (Registration No. 333-293923) (as amended, the “Registration Statement”), a base prospectus, dated March 2, 2026 included in the Registration Statement at the time it originally became effective (the “Base Prospectus”) and a final prospectus supplement, dated March 24, 2026, filed with the Commission pursuant to Rule 424(b) under the Act on March 25, 2026 (together with the Base Prospectus, the “Prospectus”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantee.

March 30, 2026 Page 2

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantor, and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to German law are addressed in the opinion of Latham & Watkins LLP, Frankfurt, Germany, separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of such opinion are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the Notes and the Guarantee will have been duly authorized by all necessary corporate action of the Guarantor, and the Notes and the Guarantee will be legally valid and binding obligations of the Company and the Guarantor, respectively, enforceable against the Company and the Guarantor in accordance with their respective terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) waivers of rights or defenses relating to stay, extension, and usury laws; and waivers of broadly or vaguely stated rights; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) any provision to the extent it requires that a claim with respect to the Notes (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides; (g) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; and (h) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Guarantee and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Guarantor, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and the Guarantor, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

March 30, 2026 Page 3

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated March 30, 2026 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP